UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 22, 2006 (August 18, 2006)

APPLIED MEDICAL DEVICES, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-9064	84-0789885
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

5528 Westcott Circle, Frederick, Maryland 21703

Address of Principal Executive Offices
Zip Code

(301) 838-5635

Registrant’s Telephone Number, Including Area Code

106 S. University Boulevard, #14, Denver CO 80209

Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase Agreement

On August 18, 2006, the Company and certain stockholders of the Company, who are the record holders of approximately 82% of the Company’s issued and outstanding common stock (together, the “Sellers”), entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) with Fountainhead Capital Partners, Ltd. (the “Purchaser”), pursuant to which the Sellers agreed to sell to the Purchaser 205,698,790 shares of the Company’s common stock (the “Shares”) for a purchase price (the “Purchase Price”), in the aggregate, of $700,000, plus the amount of any cash or cash equivalents on the Company’s balance sheet as of the closing (the “Closing”) of the transactions contemplated by the Stock Purchase Agreement that is in excess of $170,000. The sale represents a change of control of the Company and the Shares acquired by the Purchaser represents approximately 55% of the issued and outstanding capital stock of the Company calculated on a fully-diluted basis.

The Purchaser used its working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the Closing, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the Closing as a result of its stock ownership interest in the Company.

This brief description of the terms of the Stock Purchase Agreement is qualified by reference to the provision of the agreement, attached to this report as Exhibit 10.1.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director.

On August 18, 2006, in connection with the terms of the Stock Purchase Agreement:

(a)           Kenneth E. Shearer resigned from the board of directors effective immediately;

(b)           Jeffrey G. McGonegal resigned (i) from the board of directors effective on the 10th day following the mailing to the stockholders of the Company of an information statement that complies with Securities and Exchange Act (the “Exchange Act”) of 1934, as amended, Rule 14f-1 and the filing of the same with the Securities and Exchange Commission and (ii) from any and all offices held by him effective as of the Closing; and

(c)           Allan K. Lager resigned from (i) the board of directors effective on the 10th day following the mailing to the stockholders of the Company of an information statement that complies with Rule 14f-1 of the Exchange Act and filing of the same with the Commission and (ii) from the office of President, Chief Executive Officer, Chief Financial Officer and any and all offices of the Company held by him effective as of the later of (a) the Closing, or (b) the close of business on the date that the Company files its quarterly report on Form 10-QSB for the quarter ended July 31, 2006 that is signed by Mr. Lager as Chief Executive Officer and Chief Financial Officer containing Sections 302 and 906 certifications required by the Sarbanes-Oxley Act, as amended, signed by Mr. Lager as the Chief Executive Officer and Chief Financial Officer. There was no disagreement between the resigning directors and the Company at the time of their resignation.

Thomas W. Colligan was appointed as a director of the Company and as Secretary of the Company effective at the Closing and he will automatically become the President and Treasurer of the Company effective upon the effective date of Mr. Lager’s resignation from all offices that Mr. Lager holds in connection with the change of control transaction described in this report.

Thomas W. Colligan has been a director, chief executive officer, president, treasurer and secretary of Equicap, Inc., a shell company that is quoted on the Over-the-Counter Bulletin Board, and he has held such positions since December 28, 2005. He is also currently the business development manager of Adventist Healthcare, Inc. and has held such position since June 2005. Mr. Colligan has also been an adjunct professor of psychology at Montgomery College, Maryland, since 2003 and a Group Psychotherapist with J&E Associates in Maryland since November 2001. Mr. Colligan holds a Masters Degree in Social Work and specializes in the delivery of quality behavioral healthcare to individuals and groups. Prior to joining Adventist, Mr. Colligan’s work focused on the investigation and analysis of clinical data relating to behavioral health through his work as a Clinical Research Coordinator and Psychotherapist with the Centers for Behavioral Health in Maryland. Mr. Colligan has also co-authored three works: “Understanding Workplace Stress - Journal of Workplace Behavioral Health;” “Measuring cultural climate in a uniformed services medical center, Military Medicine, 164(3), 202-208;” and “Spouse Abuse: Physician guidelines to identification, diagnosis, and management in the uniformed services, Military Medicine, 164(1), 30-36.” Mr. Colligan is currently a Master of Business Administration candidate at Frostburg State University in Maryland. He expects to matriculate in August 2006.

Mr. Colligan expects to spend approximately 5 hours per month on the Company’s business and affairs.

The Company’s press release regarding the appointment of Mr. Colligan is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description

10.1
Stock Purchase Agreement, dated as of August 18, 2006 by and among Applied Medical Devices, Inc., Gregory Pusey and Jeffrey G. McGonegal, as the Seller Representatives and Fountainhead Capital Partners, Ltd., as the Purchaser Representative.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2006

APPLIED MEDICAL DEVICES, INC.

By:	/s/ Allan K. Lager
Allan K. Lager
President

EXHIBIT INDEX

Number	Description

10.1
Stock Purchase Agreement, dated as of August 18, 2006 by and among Applied Medical Devices, Inc., Gregory Pusey and Jeffrey G. McGonegal, as the Seller Representatives and Fountainhead Capital Partners, Ltd., as the Purchaser Representative.